UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant  ☒                Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

TURTLE BEACH CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

On April 25, 2022, Turtle Beach Corporation (the “Company”) issued a press release, a copy of which is filed herewith as Exhibit A. On April 25, 2022, the Company also launched a website, https://voteturtlebeach.com/, containing certain information regarding the Company’s solicitation of proxies in connection with its upcoming 2022 annual meeting of stockholders. Screenshots of the website are filed herewith as Exhibit B.

1

Exhibit A

Turtle Beach Files Definitive Proxy Materials and Mails Letter to Stockholders

Highlights Strong Performance, Significant Opportunities for Continued Growth and Board’s Commitment to Maximizing Stockholder Value

Urges Stockholders to Vote “FOR” All Six of Turtle Beach’s Director Nominees on the BLUE Proxy Card

Underscores the Donerail Group’s Self-Serving Agenda to Gain Effective Control of Turtle Beach’s Board Without Any Strategic Proposals, Relevant Skills, or Value Proposition to Stockholders

Launches www.VoteTurtleBeach.com, Providing Additional Information for Stockholders Including Turtle Beach’s History of Constructive Engagement with Donerail

WHITE PLAINS, N.Y. – April 25, 2022 – Leading gaming accessory maker Turtle Beach Corporation (Nasdaq: HEAR) (“Turtle Beach” or the “Company”) today announced that it has filed definitive proxy materials with the Securities and Exchange Commission (“SEC”) in connection with its upcoming Annual Meeting of Stockholders scheduled for June 7, 2022. Stockholders of record as of April 8, 2022 will be entitled to vote at the meeting.

In connection with the filing of the definitive proxy statement, Turtle Beach is mailing a letter to stockholders.

Highlights from the letter include:

•

Under the Board’s oversight, Turtle Beach is executing a clearly defined strategy that is delivering strong performance and driving growth and value creation: The Board has overseen Turtle Beach’s management team execute a comprehensive transformation of the Company from a highly-levered gaming headset business into a debt-free diversified gaming and creator accessories business with ample room for growth. The Company recently reported the highest full-year total revenues in its history, and Turtle Beach has delivered total stockholder returns of over 350% over the last five years, along with revenue and adjusted EBITDA[1] growth of over 110% and over 800%, respectively, over that same period. Turtle Beach’s performance reinforces the belief that its diverse portfolio, expert operational management and strong consumer demand for its products have positioned the Company well to capitalize on the continuing growth of the gaming sector.

•

The Board has engaged on strategic alternatives, including engaging in good faith on Donerail’s acquisition offers, consistent with its responsibility to evaluate alternative paths to maximize stockholder value: The Company has had dozens of interactions with Donerail since they first reached out in February 2021. Despite the Company’s good faith efforts, Donerail has continuously issued public letters and press releases with misleading and false information regarding the Company and its performance, and has repeatedly mischaracterized its offer to acquire the Company. As stated many times, the Turtle Beach Board has been and remains open to any strategic alternatives that would maximize value for stockholders. In that regard, Turtle Beach has, and will continue to, engage in discussions with strategic acquirors and private equity firms with respect to potential strategic opportunities. Ultimately, the best path to maximizing stockholder value, even in the event of an outcome of a potential future acquisition, is to steadily grow revenues, profits and cash flows as the Company has done.

[1]

Adjusted EBITDA is a non-GAAP financial measure. Please refer to the Company’s earnings releases for the applicable years for reconciliations of adjusted EBITDA to its comparable GAAP financial measure.

•

After failing to substantiate the financing for their offer, Donerail is seeking to gain effective control of Turtle Beach without paying a premium to Turtle Beach stockholders: After no fewer than 17 requests for Donerail to provide necessary information to verify its financing plan – and repeated indications from Donerail that the information was forthcoming – that information was never provided and the Turtle Beach Board was ultimately unable to deem Donerail’s offer to be credible and therefore actionable. Nevertheless, the Turtle Beach Board remains open to considering all opportunities that could maximize value for stockholders, including strategic alternatives, and is unanimous in its belief that the Company’s strategy will drive value and stockholder returns.

•

We believe Turtle Beach’s nominees are vastly superior to Donerail’s candidates and have the right skills and expertise to oversee the Company’s continued transformation: The Turtle Beach Board is made up of six extremely qualified, engaged and experienced directors, five of whom are independent and who collectively offer a diverse set of backgrounds and significant relevant expertise in the technology, consumer electronics and retail sectors, M&A and finance. The Board regularly evaluates its composition to ensure it reflects the appropriate skills, expertise and diversity to oversee the Company’s continued transformation. To that end, over the past two years the Board has appointed two new directors who bring fresh perspectives and whose backgrounds add to the Board’s deep bench of talent. We are confident that the experience and skillsets of the Turtle Beach directors are vastly superior to those of Donerail’s nominees in every relevant area, including those critical to overseeing the Company’s strategy and maximizing future value creation.

The definitive proxy materials and other materials regarding the Board of Directors’ recommendation for the 2022 Annual Meeting of Stockholders can be found at www.VoteTurtleBeach.com.

The full text of the letter being mailed to stockholders follows:

Vote the Enclosed BLUE Proxy Card

“FOR” All of Turtle Beach’s Highly Qualified Director Nominees

April 25, 2022

Dear Fellow Stockholders,

The Turtle Beach Board of Directors and management team are singularly focused on enhancing the value of your investment in Turtle Beach and have been unified and unwavering in our commitment to acting in the best interests of our stockholders.

At the upcoming Annual Meeting you will have an important choice to make regarding the future of your investment in Turtle Beach. There are four important reasons why we believe the choice is clear and you should vote “FOR” all six of Turtle Beach’s director nominees – Juergen Stark, Greg Ballard, Yie-Hsin Hung, William Keitel, Kelly Thompson and Dr. Andrew Wolfe – on the BLUE proxy card today.

•	Under the Board’s oversight, Turtle Beach is executing a clearly defined strategy that is delivering strong performance and driving growth and value creation.

•

The Board has engaged on strategic alternatives, including engaging in good faith on Donerail’s acquisition offers, consistent with its responsibility to evaluate alternative paths to maximize stockholder value.

•	After failing to substantiate the financing for their offers, Donerail is seeking to gain effective control of Turtle Beach without paying a premium to Turtle Beach stockholders.

•	We believe Turtle Beach’s nominees are vastly superior to Donerail’s candidates and have the right skills and expertise to oversee the Company’s continued transformation.

Under the Board’s oversight, Turtle Beach’s expert management team has transformed the Company from a highly-levered gaming headset business into a debt-free diversified gaming and creator accessories business with ample room for growth. The Company recently reported the highest full-year total revenues in its history, despite the challenging operating environment that constrained growth across the gaming market industry. Critically, the Company’s execution across its now seven product categories allowed it to launch a record number of new products and deliver peer-competitive 10% EBITDA margins in 2021. Moreover, the Company expects to deliver roughly $100 million of revenue exclusive of its console gaming headsets, reaffirming the fact that its diverse portfolio, expert operational management and strong consumer demand have positioned the Company well to capitalize on the continuing growth of the gaming sector.

In addition, Turtle Beach has a strong track record of execution. Turtle Beach’s performance has delivered total stockholder returns of over 350% over the last five years, along with revenue and adjusted EBITDA growth of over 110% and over 800%, respectively, over that same period. Given this performance, we believe our long-term investors, analysts and external partners recognize the Turtle Beach management team’s strong execution. Indeed, in a May 13, 2021 call that Donerail hosted for a group of investors, Will Wyatt of Donerail himself stated “the management team is exceptional.”

The Donerail Group LP (“Donerail”), SCW Capital Management and other participants in their solicitation (collectively, the “Donerail Group”) are seeking to replace all six of Turtle Beach’s directors in order to take effective control of Turtle Beach without paying you a premium for your investment, without adding any strategic value to the Company and likely putting the Company into a fire-sale mode. If successful, this action would jeopardize the incredible momentum underway at Turtle Beach, putting not only the value of our growth investments at risk, but also risking the value of your investment.

The Turtle Beach Board and management team have engaged extensively with Donerail for more than a year in an attempt to foster a constructive dialogue. Over this time, members of the Turtle Beach Board and management team, along with our financial and legal advisors, have conducted dozens of interactions with Donerail related to Donerail’s bid to acquire Turtle Beach, and most recently in good-faith efforts to seek a resolution that would avoid a costly and time-consuming proxy contest. Following Donerail’s decision to withdraw its offer to acquire Turtle Beach, for which, despite 17 requests from Turtle Beach, Donerail never provided the necessary financing information, we believe that the Donerail Group’s primary objective is to take effective control of Turtle Beach without paying any premium to their fellow stockholders, ultimately putting your investment in the hands of those without the appropriate skillsets to maximize value. Given the lack of relevant experience of the Donerail Group’s nominees and their hostility towards the Company’s management and strategy, we believe that allowing them to take effective control of Turtle Beach would significantly impair the Company’s ability to continue to operate effectively and result in a rushed fire-sale that would be value destructive to Turtle Beach stockholders.

We urge you to vote the BLUE proxy card “FOR” all of Turtle Beach’s director nominees. Our Board does NOT endorse any of Donerail’s nominees and strongly urges you NOT to sign or return any other proxy card sent to you, whether by or on behalf of the Donerail Group.

Turtle Beach’s Strong Execution and Strategic Investments Will Drive Future Growth and Value Creation

The gaming sector continues to grow, with a total addressable market of $180 billion that is expected to reach more than $200 billion in 2024. Additionally, the broader gaming market is the largest and most expansive industry in the world of entertainment at over $270 billion, with new gamers entering the marketplace every day.

Turtle Beach has a strong balance sheet and no outstanding long-term debt, giving the Company significant financial flexibility to pursue investments in organic and inorganic growth opportunities while returning capital to stockholders. Consistent with this, in 2021 the Company effectively allocated capital towards inventory management, successfully expanded into new gaming categories and repurchased approximately $5 million in stock. The capital allocated to acquisitions and organic growth opportunities over the past three years has resulted in roughly $100 million of new businesses already in 2022.

The Turtle Beach Board is overseeing a continuing and comprehensive transformation of the Company, which has driven strong performance and brought innovative new products to the market. Furthermore, Turtle Beach is executing a clearly defined plan to leverage current market trends and capitalize on the massive opportunities ahead by:

•	Maintaining our market share of 40% or more in the U.S. for 12 consecutive years, allowing us to continue as the clear leader in the $1.7 billion console gaming headsets category.

•

Further broadening our PC portfolio and award-winning ROCCAT PC gaming accessories business to build on our rapid expansion into the $3.8 billion PC gaming accessories market. The ROCCAT business has already generated more than 10 times the mid-2019 purchase price in revenues.

•

Driving significant growth in the gamepad controller, gaming simulation accessories and microphone categories that we entered in 2021, and which will contribute meaningfully to our target of roughly $100 million of non-console-headset revenue in 2022.

•

Continuing to identify and selectively pursue other growth opportunities, as our business expansion across product categories and geographies continues to perform well, while also continuing to look for organic growth and acquisition opportunities to expand our addressable markets and drive growth in line with our 10 to 20% annual growth target.

Turtle Beach is executing on this strategy, building on a long history of strong performance by its expert leadership team, who successfully restructured a highly-levered balance sheet inherited from prior management by paying down over $75 million of debt in 2017 and 2018 and navigated through a highly disruptive console transition. While Donerail has been focused on a Turtle Beach of the past, the Turtle Beach of today is in a strong financial position, poised for continued future growth.

Our best-in-class product portfolio, combined with a proven ability to navigate market challenges and execute our strategy, gives us confidence in our ability to continue driving long-term value and attractive returns for stockholders.

Accordingly, our research analysts are taking note of our strong performance and recognize that the actions our Board and management team have taken are driving performance and value for our stockholders2:

“...we remain positive on Turtle Beach long-term. The company has repeatedly proved that it can maintain or build market share in various environments, while its nascent but rapidly expanding PC gaming headset and accessories segment is offsetting current declines in console peripherals up against difficult comparisons. Additionally, Turtle Beach’s available cash for M&A and new in-house product development provides it with plenty of runway for growth in the years ahead.” – Wedbush, 3/3/2022

“The company is doing a good job at mitigating the market pressures by diversifying its revenue mix (PC growing), introducing new innovative products (we need one of those 48hr battery life headsets), and expanding internationally.”– DA Davidson, 3/3/2022

“While facing a more challenging retail gaming environment, logistic issues, and inflationary component costs, Turtle Beach remains well-positioned with a dominant market share in its key console segments. As console supply returns to normal levels and freight costs come down, the stock is relatively inexpensive given the quality of its business and the potential for Turtle Beach to be a nicely accretive acquisition target for a more significant CE/gaming hardware player.” –Lake Street, 3/3/2022

“We believe management’s data-driven approach to managing the business positions the company to take additional share of the growing $1.7B + console headset market, successfully expand into the $3.8B + PC headset and accessories market, and the $2.3B global microphone market, as well as the ~$1B aggregate third-party controller and flight simulator product markets.” – Maxim 3/3/2022

Turtle Beach’s Highly Qualified and Engaged Board is Vastly Superior to Donerail’s Slate

[2]	Permission to use quotes neither sought nor obtained

The Turtle Beach Board is made up of six extremely qualified, engaged and experienced directors, five of whom are independent and who collectively offer a diverse set of backgrounds and significant relevant expertise in the technology, consumer electronics and retail sectors, M&A and finance. All six of our nominees have executive leadership experience, and three of the five independent directors have served on other public company boards.

Furthermore, the Board regularly evaluates its composition to ensure it reflects the appropriate skills, expertise and diversity to oversee the Company’s continued transformation. To that end, over the past two years the Board has appointed two new directors who bring fresh perspectives and whose backgrounds add to the Board’s deep bench of talent. Notably, the April 2021 appointment of Yie-Hsin Hung, CEO of New York Life Investment Management, brings to the Board the perspective of an accomplished investor along with significant expertise in capital markets and M&A.

Turtle Beach Board of Directors Skills & Experience	Number of Turtle Beach Directors
Executive Leadership Experience	6
Mergers & Acquisitions Experience	5
Financial & Operations Experience	4
Product & Intellectual Property Strategies Experience	4
eCommerce & Merchandising Experience	3
Capital Markets & Investment Management Experience	3
Senior Management Experience for Game Developers & Publishers	3
Computer Technology Experience – Hardware & Software Development	3
Other Public Company Board Experience	3

Juergen Stark, CEO and Chairman

•	Brings over 20 years of experience in hardware and software technology businesses, including as COO of Motorola Mobility’s multi-billion-dollar mobile devices business.

•

Led Turtle Beach’s brand leadership in console gaming headsets, while expanding the brand into new categories including controllers and gaming simulation accessories. In addition, Mr. Stark navigated Turtle Beach through a highly disruptive console transition and the restructuring of a highly-levered balance sheet inherited from prior management, retiring all long-term debt.

•

Under his leadership, Turtle Beach has completed two significant acquisitions, including ROCCAT GmbH in 2019, which drove the Company’s expansion into PC accessories, and Neat Microphones in 2021, which advanced the Company’s expansion into the digital microphone market.

Greg Ballard, Independent Director

•

Brings nearly 40 years of experience as an executive, investor and entrepreneur with various technology companies, currently serving as general partner of Eleven Ventures, an early-stage venture capital fund focused on VR/AR, digital gaming and e-sports.

•	Previously served as SVP of Mobile, Social and Emerging Platforms and SVP of Digital Games for Warner Bros. Interactive Entertainment.

•

In addition, has been President or CEO at Virgin USA, SonicBlue Inc., Ancestry.com, 3DFX Interactive and Capcom and held a senior management position at Warner Bros. He has previously served on the Boards of DTS Inc., Glu Mobile Inc., Pinnacle Systems, Inc., Imagine Games Network and THQ Inc.

Yie-Hsin Hung, Independent Director

•	Brings 30 years of executive leadership experience with expertise in capital markets, M&A and capital allocation.

•

Currently CEO of New York Life Investment Management, a global asset manager with more than $400 billion of assets under management, a role she’s held since 2015. Prior to her appointment as CEO, Ms. Hung held several other leadership roles within New York Life, including Co-President, Head of Institutional Investments and Head of Alternative Investments.

•	Named to American Banker’s 25 Most Powerful Women in Finance and Barron’s 100 Most Influential Women in U.S. Finance.

William Keitel, Lead Independent Director

•	Brings nearly 30 years of senior executive technology and semiconductor company experience, including serving as CFO of Qualcomm for 11 years, among other senior financial roles.

•	During his 17 years at Qualcomm, Qualcomm grew its revenues from approximately $800 million to approximately $25 billion.

•	Named to Institutional Investor Magazine’s “Best CFOs in America” list for nine consecutive years.

Kelly Thompson, Independent Director

•	Brings over 20 years of consumer retail experience across physical, digital and omni-channels.

•	Previously served as COO of samsclub.com, a subsidiary of Walmart, overseeing a multi-billion-dollar omni-channel P&L as well as transformation efforts within the “digital” strategic workstream.

•

Prior to samsclub.com, Ms. Thompson was SVP, Global Category Development for Walmart eCommerce and SVP Merchandising, Planning and Marketplace for Walmart.com where she focused on portfolio expansion and delivered growth at an accelerated rate.

•	Currently serves on the Boards of Directors for First Hawaiian Inc, a.k.a. Brands and Bolt Threads.

Dr. Andrew Wolfe, Independent Director

•

Brings over 30 years of experience working with Fortune 500 companies and technology startups with expertise in developing new products and technologies as well as in product and intellectual property strategy.

•

Founded Wolfe Consulting in 2002, and currently serves as a technology and intellectual property consultant in the consumer electronics, computer and semiconductor industries. He also testifies and serves as a consulting expert for intellectual property and other technology-related litigation matters.

•	Serves as a lecturer at Santa Clara University where he teaches about Embedded Systems, Computer Architecture and Mechatronics.

Your Board will continue to work closely with Turtle Beach’s expert management team to continue to drive stockholder value. We are confident that the experience and skillsets of the Turtle Beach directors are vastly superior to those of Donerail’s nominees in every relevant area, including those critical to overseeing the Company’s strategy and maximizing future value creation. In sharp contrast to Turtle Beach’s nominees, few of Donerail’s nominees have even minimal consumer electronics experience.

DO NOT PUT YOUR INVESTMENT AT RISK. We believe that the Donerail Group wants you to hand your company over to its inferior slate of nominees and allow Donerail to take effective control of Turtle Beach without paying you a premium or offering any actionable idea to improve performance.

Turtle Beach Engaged with Donerail Extensively Over 14 Months and Remains Open to All Opportunities to Maximize Value

Consistent with our practice of regular engagement with stockholders to hear their perspectives and share ours, members of the Turtle Beach Board and management team, including Juergen Stark as Chairman and CEO, have engaged extensively with Donerail over the past year. This included dozens of interactions since Donerail first reached out to the Company in February 2021. What began as normal course interactions became a demand by Mr. Wyatt to join the Board and then an engagement on M&A with respect to his multiple bids to acquire Turtle Beach.

Throughout its engagement with Donerail, the Turtle Beach Board and its advisors made no fewer than 17 requests for verification and detail on Donerail’s financing plan. Despite these requests, Donerail – a newly formed fund with no track record of M&A and total Assets Under Management significantly lower than the price it offered to pay for Turtle Beach – never provided standard, basic documentation to demonstrate its ability to finance such a transaction. In other words, Donerail never produced anything sufficient for the Board, as fiduciaries, to deem Donerail’s offer credible and therefore further progress discussions.

Indeed, on January 13, 2022, Mr. Wyatt stated via email in response to yet another request to provide financing information that Donerail would “revert back with appropriate materials in short order,” clearly acknowledging himself that they had not been sent. Contrary to the misleading assertions by Donerail, the standard, required materials were never sent. Ultimately, instead of providing any proof of financing, Donerail launched a costly and distracting proxy contest to gain effective control of Turtle Beach.

In light of this, stockholders should ask themselves whether Donerail was ever actually willing or able to pay them a premium for their shares?

Despite our good faith efforts, Donerail has continually issued public letters and press releases with misleading and false information, including mischaracterizing the Company’s competitive positioning, business strategy and record of execution. In addition, Donerail has repeatedly misrepresented facts regarding the Board and management team’s history of engagement with Donerail relating to its April 2021 offer and its reduced (and quickly withdrawn) December 2021 offer to acquire the Company.

Indeed, in contrast to Donerail’s assertions that it is acting in the best interest of all stockholders, Donerail directly benefited at the expense of other stockholders by acquiring 125,000 shares in mid-July 2021, and promptly thereafter releasing their first public letter indicating they had put in an offer to acquire the Company at a significantly higher share price, only to then sell 285,000 shares days later at a price that was substantially below their acquisition offer price but delivered them a profit of roughly $500,000 on the 125,000 shares alone.

As we have stated many times, the Board has been and remains open to any strategic alternatives that would maximize value for stockholders. In that regard, Turtle Beach has, and will continue to, engage in discussions with strategic acquirors and private equity firms with respect to potential strategic opportunities. These actions are consistent with the Board’s ongoing responsibility to consider alternate paths to maximizing stockholder value, a responsibility the Board has always carried out in line with our longstanding commitment to acting in the best interest of stockholders. Indeed, despite Donerail’s public campaign of misinformation and disparagement, which only serves to disrupt and discourage other third-party interest, our engagement with Donerail was conducted with the same good faith efforts as with any other third party.

Rest assured, the Board remains focused on acting in the best interests of stockholders. Ultimately, the best path to maximizing stockholder value, even in the event of an outcome of a potential future acquisition, is to steadily grow revenues, profits and cash flows as the Company has done.

In contrast to the value-creating strategy that Turtle Beach is executing, Donerail has not offered any actionable suggestions or ideas to improve performance, despite having engaged with Turtle Beach for over a year, despite having previously made offers to acquire the Company and despite launching a campaign to replace the entire Turtle Beach Board, including our CEO, Juergen Stark. Donerail has simply made broad, general criticisms of the Company’s performance and strategy while ignoring the significant progress that Turtle Beach is making in executing its strategic plan. The only game plan that Donerail seems to have is to sell the Company, and if they were to take effective control of the Board, we believe they would have few alternatives than to engage in a rushed fire-sale, which would be value destructive for stockholders, since potential acquirors would be aware of their limited options.

Your Board has been open-minded and responsive to stockholder input and has attempted to find a constructive resolution on numerous occasions. Do not be misled by Donerail’s falsehoods and mischaracterizations of its engagement with the Company.

The Board has made multiple attempts to seek a resolution that would avoid a costly and time-consuming proxy contest. Donerail has responded to our proposed frameworks with proposals that we do not believe any Board would consider appropriate. The conspicuous omission of the Board’s repeated settlement offers in Donerail’s public materials, along with numerous other omissions, falsehoods and misrepresentations, demonstrates their willingness to distort the truth.

While we are serious about finding a resolution that advances the interests of stockholders, we believe that Donerail’s refusal to engage in good faith on its own acquisition proposals, as well as on the Board’s settlement proposals, makes clear that their sole objective is to take effective control of Turtle Beach without paying a premium to stockholders. We are committed to continuing to take actions that allow us to deliver on our core objective of driving long-term, sustainable value for stockholders.

Protect the Value of Your Turtle Beach Investment:

Vote the BLUE Proxy Card Today

Turtle Beach is executing on a clear and value-creating strategy, and the successful implementation of this strategy is driving strong financial results. Our Board is uniquely equipped to oversee the execution of Turtle Beach’s strategic plan, with the expertise necessary to deliver on our objectives and enhance stockholder value.

We urge you to use the enclosed BLUE proxy card to vote today “FOR” each of Turtle Beach’s six qualified and experienced director nominees: Juergen Stark, Greg Ballard, Yie-Hsin Hung, William Keitel, Kelly Thompson and Dr. Andrew Wolfe.

The Donerail Group’s attempt to take effective control of the Board would derail continued progress and risk the value of your investment. We encourage you not to vote using any white proxy card you may receive from the Donerail Group – even as a “protest vote.” Any vote on the white proxy card (including withholding on the Donerail Group’s nominees) will revoke your prior vote on a BLUE proxy card. Only your latest-dated proxy counts. If you have already voted using a white proxy card, you can revoke it by following the instructions on the enclosed BLUE proxy card to vote by telephone, by internet or by signing, dating and returning the BLUE proxy card in the postage-paid envelope provided.

The Turtle Beach Board has been unwavering in its commitment to act in the best interest of all stockholders. We look forward to continuing our engagement with you as we work to drive growth and deliver enhanced value now and in the years ahead.

Thank you for your support.

Sincerely,

Your Turtle Beach Board of Directors

Your Vote Is Important, No Matter How Many or How Few Shares You Own

You can vote by Internet, telephone or by signing and dating the BLUE proxy card and mailing it in the envelope provided.

If you have any questions about how to vote your shares, or need additional assistance, please contact:

HEAR@mackenziepartners.com

(212) 929-5500

or

Toll-Free (800) 322-2885

REMEMBER:

We urge you NOT to vote using any WHITE proxy card sent to you by Donerail, as doing so will revoke your vote on the BLUE proxy card.

Advisors

BofA Securities is serving as financial advisor to Turtle Beach and Vinson & Elkins L.L.P. and Orrick, Herrington & Sutcliffe LLP are serving as legal counsel to Turtle Beach.

Forward-Looking Statements

This press release includes forward-looking information and statements within the meaning of the federal securities laws. Except for historical information contained in this release, statements in this release may constitute forward-looking statements regarding assumptions, projections, expectations, targets, intentions or beliefs about future events. Statements containing the words “may”, “could”,

“would”, “should”, “believe”, “expect”, “anticipate”, “plan”, “estimate”, “target”, “goal”, “project”, “intend” and similar expressions, or the negatives thereof, constitute forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties, which could cause actual results to differ materially from those contained in any forward-looking statement. Forward-looking statements are based on management’s current belief and expectations, as well as assumptions made by, and information currently available to, management.

While the Company believes that its expectations are based upon reasonable assumptions, there can be no assurances that its goals and strategy will be realized. Numerous factors, including risks and uncertainties, may affect actual results and may cause results to differ materially from those expressed in forward-looking statements made by the Company or on its behalf. Some of these factors include, but are not limited to, risks related to, the substantial uncertainties inherent in the acceptance of existing and future products, the difficulty of commercializing and protecting new technology, the impact of competitive products and pricing, general business and economic conditions, risks associated with the expansion of our business including the integration of any businesses we acquire and the integration of such businesses within our internal control over financial reporting and operations, our indebtedness, the Company’s liquidity, and other factors discussed in our public filings, including the risk factors included in the Company’s most recent Annual Report on Form 10-K, Quarterly Report on Form 10-Q, and the Company’s other periodic reports. Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the Securities and Exchange Commission (the “SEC”), the Company is under no obligation to publicly update or revise any forward-looking statement after the date of this release whether as a result of new information, future developments or otherwise.

Important Additional Information

The Company, its directors and certain of its executive officers are participants in the solicitation of proxies from the Company’s stockholders in connection with the 2022 Annual Meeting of Stockholders. The Company has filed a definitive proxy statement and a BLUE proxy card with the SEC in connection with any such solicitation of proxies from the Company’s stockholders. STOCKHOLDERS OF THE COMPANY ARE STRONGLY ENCOURAGED TO READ SUCH PROXY STATEMENT, ACCOMPANYING BLUE PROXY CARD AND ALL OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY AS THEY CONTAIN IMPORTANT INFORMATION. Information regarding the identity of the participants and their direct or indirect interests, by security holdings or otherwise, is set forth in the definitive proxy statement and other materials filed with the SEC in connection with the upcoming Annual Meeting. Stockholders can obtain the definitive proxy statement and any amendments or supplements to the proxy statement and other documents filed by the Company with the SEC at no charge on the SEC’s website at www.sec.gov. Copies are also available at no charge on the Company’s website at https://corp.turtlebeach.com.

About Turtle Beach Corporation

Turtle Beach Corporation (https://corp.turtlebeach.com) is one of the world’s leading gaming accessory providers. The Turtle Beach brand (www.turtlebeach.com) is known for pioneering first-to-market features and patented innovations in high-quality, comfort-driven headsets for all levels of gamer, making it a fan-favorite brand and the market leader in console gaming audio for the last decade. Turtle Beach’s ROCCAT brand (www.roccat.com) combines detail-loving German innovation with a genuine passion for designing the best PC gaming products. Under the ROCCAT brand, Turtle Beach creates award-winning keyboards, mice, headsets, mousepads, and other PC accessories. Turtle Beach’s Neat Microphones brand (www.neatmic.com) creates high-quality USB and analog microphones for gamers, streamers, and professionals that embrace cutting-edge technology and design. Turtle Beach’s shares are traded on the Nasdaq Exchange under the symbol: HEAR.

Contacts

For Investor Information, Contact:

Cody Slach or Alex Thompson

Gateway Investor Relations

On Behalf of Turtle Beach

949.574.3860

HEAR@gatewayir.com

For Media Information, Contact:

MacLean Marshall

Sr. Director –PR/Communications

Turtle Beach Corp.

858.914.5093

maclean.marshall@turtlebeach.com

Mackenzie Partners

Bob Marese / Jeanne Carr

212.929.5405 / 212.929.5916

Joele Frank, Wilkinson Brimmer Katcher

Jed Repko / Nick Lamplough

212.355.4449

Exhibit B

The Company, its directors and certain of its executive officers are participants in the B j of proxies from the Company’s stockholders connection with the 2022 Annual Meeting of Stockholders. The Company has filed a definitive proxy statement and a BLUE 1 proxycard with the SEC in connection with any such solicitation of proxies from the Company’s H SB STOCKHOLDERS OF THE COMPANY ARE STRONGLY ENCOURAGED TO READ SUCH PROXY STATEMENT, ACCOMPANYING BLUE PROXY CARD AND ALL OTHER DOCUMENTS

TURTLE BEACH IS EXECUTING A Xk CLEARLY DEFINED STRATEGY THAT IS * A (L DELIVERING STRONG PERFORMANCE / (f AND DRIVING FUTURE GROWTH AND VALUE CREATION.VOTE THE PROXY card today! ^H^MHMMB^MH|^H

TURTLE BEACH

How to Vote | Our Commitment to Stockholder Value | Our Nominees | History of Constructive Engagement | What Third Parties Are Saying | Resources

HOW TO VOTE

REMEMBER

MacKenzie Partners, Inc.
HEAR@mackenziepartners.com
(212) 929-5500
or
Toll-Free (800) 322-2885

FOR ADDITIONAL VOTING INFORMATION

INVESTOR CONTACT

MEDIA CONTACT

Privacy Policy

FOR ADDITIONAL VOTING INFORMATION INVESTOR CONTACT MEDIA CONTACT =If you have any questions about how to vote your shares, or need Cody Slach or Alex Thompson MacLean Marshal additional assistance, please contact: Gateway Investor Relations Sr. Director - PR/Communications On Behalf of Turtle Beach Turtle Beach Corp. Mackenzie Partners 949.574.3860 858.914.5093 HEAR@mackenziepartners.com HEAR@gatewayir.com maclean.marshali@_turtlebeach.com (212) 929-5500 or Joele Frank, Wilkinson Brimmer Katcher Toll-Free (800) 322-2885 Jed Repko I Nick Lamplough

TIME: 9:00 AM P.T. The Turtle Beach Boord is mode up of six extremely qualified, engaged and experienced directors, five of whom are independent and who collectively offer a diverse set of backgrounds and significant relevant expertise in the technology, consumer electronics and retail sectors, M&A and finance. The Board regularly evaluates its composition to ensure it reflects the appropriate skills, expertise and diversity to oversee the Company’s continued transformation. To that end, over the past two years the Board has appointed two new directors who bring fresh perspectives and whose backgrounds add to the Board’s deep bench of talent. The Turtle Beach Board and management team will continue to take actions that allow it to deliver on our core objective of driving long-term, sustainable value to ALL stockholders, and remain open minded about all opportunities to do so.

UP FOR ELECTION AT 2022 ANNUAL MEETING Juergen Stark Greg Ballard CEO ANO CHAIRMAN INDEPENDENT DIRECTOR Juergen Stark joined Turtle Beach in 2012 as CEO, president, and a board director, and Greg Ballard joined Turtle Beach’s board of directors in 2017 and is chairman of the was named chairman of the board in 2020. Mr. Stark brings over 20 years of Compensation Committee. Mr. Ballard brings nearly 40 years of experience as an experience in both hardware and software technology. As CEO, Mr. Stark has led the executive, investor, and entrepreneur with various technology companies, currently Company’s share and brand leadership in console gaming headsets, while expanding serving as general partner of Eleven Ventures, an early-stage venture capital fund the brand into new categories including controllers and gaming simulation accessories. focused on VR/AR, digital gaming and e-sports. Prior to joining Eleven Ventures, Mr. In addition, Mr. Stark navigated Turtle Beach through a highly disruptive console Ballard served as SVP of Mobile, Social and Emerging Platforms and SVP of Digital transition and the restructuring of a highly-levered balance sheet inherited from prior Games, for Warner Bros. Interactive Entertainment. He has also been President or CEO management, retiring all long-term debt. Under his leadership, Turtle Beach has at Virgin Electronics, SonicBlue Inc, Ancestry.com, 3DFX Interactive and Capcom and completed two significant acquisitions, including ROCCAT Gmbh in 2019, which drove held a senior management position at Warner Bros. Mr. Ballard has previously served the Company’s expansion into PC accessories, and Neat Microphones in 2021, which on the Boards of DTS Inc., Glu Mobile Inc., Pinnacle Systems, Inc., Imagine Games advanced the Company’s expansion into the digital microphone market. Before joining Network and THQ Inc. Mr. Ballard provides the board with significant expertise across Turtle Beach, Mr. Stark was the COO for Motorola Mobility Holdings, Inc.’s multi-billion- gaming, mobile, and content, in addition to extensive management and board dollar mobile devices business. Prior to that role, he ran multiple hardware and experience. software businesses in the consumer, enterprise, and government sectors for Motorola. Earlier in his career, he was CEO ofCenterpost Corporation, a technology company he co-founded in 2000. Mr. Stark provides the Board with critical perspective and business experience in consumer and enterprise hardware and software businesses, as well as extensive operating and senior management experience.

history of constructive engament with donrail turtle beach’s engament donerail include:

Yie-Hsin Hung William Keitel INDEPENDENT DIREDTOR LEAD INDEPENDENT DIRECTOR Yie-Hsin Hung joined Turtle Beach’s board of directors in 2021 and is a member of the Bill Keitel joined the Turtle Beach board of directors in 2014 and serves as the Company’s Nominating and Governance, and Compensation Committees. Ms. Hung Company’s lead independent director as well as chairman of the Audit Committee. He brings 30 years of executive leadership experience with expertise in capital markets, brings nearly 30 years of senior executive technology and semiconductor company M&A and capital allocation. She is currently CEO of New York Life Investment experience, including serving as CFO of Qualcomm for 11 years, among other senior Management, a global asset manager with more than $400 billion of assets under financial roles. During Mr. Keitel’s 17 years at Qualcomm, the company grew revenues management, a role she’s held since 2015. Before her appointment to CEO, Ms. Hung from approximately $800 million to approximately $25 billion, and he was named to held several other leadership roles within the company, including Co-President, Head Institutional Investor Magazine’s “Best CFOs in America” list for nine consecutive years, of Institutional Investments, and Head of Alternative Investments. She was also named Prior to Qualcomm, Mr. Keitel held senior financial roles at Nortel and PepsiCo. Mr. to American Banker’s 25 Most Powerful Women in Finance and Barron’s 100 Most Keitel provides the Turtle Beach board with meaningful financial, accounting, and Influential Women in U.S. Finance. Prior to joining New York Life Investment public company management expertise. Management, she worked at several investment firms, including Bridgewater Associates and Morgan Stanley. Ms. Hung provides the board with extensive capital markets and investment management expertise.

Kelly Thompson Dr. Andrew Wolfe INDEPENDENT DIREDTOR INDEPENDENT DIREDTOR Kelly Thompson joined Turtle Beach’s board of directors in 2019 and is a member of Andrew Wolfe joined Turtle Beach’s board of directors in 2014 and is chairman of the the Company’s Nominating and Governance Committee. Ms. Thompson has over 20 Nominating and Governance Committee. He has over 30 years of experience working years of consumer retail experience across physical, digital and omni-channels. Ms. with Fortune 500 corporations and technology startups with expertise in developing Thompson previously served as COO ofsamsclub.com, a subsidiary of Walmart, new products and technologies as well as in product and intellectual property strategy, overseeing a m u Iti-bi 11 ion-dol la r omni-channel P&L as well as transformation efforts Dr. Wolfe founded Wolfe Consulting in 2002, and currently serves as a technology and within the “Digital” strategic workstream. Prior to samsclub.com, Ms. Thompson was intellectual property consultant in the consumer electronics, computer, and SVP, Global Category Development for Walmart eCommerce and SVP Merchandising, semiconductor industries. He also testifies and serves as a consulting expert for Planning and Marketplace for Walmart.com where she focused on portfolio expansion, intellectual property and other technology-related litigation matters. In addition, he delivering growth at an accelerated rate. Additionally, she spent 10 years in key serves as a lecturer at Santa Clara University where he teaches about Embedded merchandising leadership roles at Gap, Inc. She currently serves on the Board of Systems, Computer Architecture, and Mechatronics and he is currently a fellow at the Directors for First Hawaiian Inc, a.k.a. Brands, and Bolt Threads. Kelly brings a wealth Institute of Electrical and Electronic Engineers (IEEE). Previously, Dr. Wolfe was CTO for of retail, merchandising, and eCommerce expertise to the board. SONICblue, Inc. (formerly S3, Inc.). He brings notable technology, intellectual property,